UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2004

MMI PRODUCTS, INC.

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	333-29141	74-1622891
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification No.)

400 N. Sam Houston Pkwy. E., Suite 1200

Houston, Texas 77060

(Address of Principal Executive Offices)

(281) 876-0080

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

On May 7, 2004, MMI Products, Inc. filed a Form 8-K and issued a news release regarding the financial results for the fiscal quarter ended April 3, 2004.

In discussing this news release during a conference call on May 10, 2004 with bond market analysts, and holders and potential holders of the Company's senior subordinated notes, the matters below were disclosed.

In the current market environment for MMI, one of the critical issues relates to the cost and to some extent, the availability of steel, specifically steel rod. Over the last five months, steel costs in some months have increased by double digit percentages over the cost in the immediately preceding month. Since September of 2003, costs of purchased steel have increased over 60%. Since January 2004, the magnitude of increase has ranged from over 40% to over 60%, depending upon the grade and source of the material. In response, MMI has increased prices to offset these dramatic cost increases and in an attempt to recover some of the cost/price squeeze that adversely affected profitability during the difficult eighteen month period from mid 2002 through December 2003.

Today, the availability of steel is now more than ever driven by the dynamics of overall world consumption increases; heavily influenced, it would appear, by China. At the same time, the production of steel rod in the United States has decreased. In addition, some domestic producers of rod have shifted some production to rebar. Thus, obtaining the required tonnage of rod has become more difficult. In the month of April, MMI incurred some spot shortages of certain sizes of steel rod on the east coast. Although occasional spot shortages during the months ahead are possible, the Company believes its traditional competitive advantage in procuring steel remains.

Net sales in the first quarter of 2004 were $151.4 million, 51% higher than in the first quarter of 2003. The dramatic increase is due both to notably higher volume levels and the fact that prices for our products have increased in a range that varies from as low as 10% to over 50% on a year over year basis. During the first quarter of 2004, there has been further evidence of a recovery in the markets served by MMI. Also contributing to the volume increase were improved weather conditions, the shipment of some large homeland security projects, some increase in market share, and the belief that some customers, concerned with the future availability and rising costs of products, made purchases in advance of their need to immediately use the products.

Gross profit for the first quarter of 2004 benefited from the volume and price changes and the fact that some of the steel consumed in the first quarter was from inventories that had been acquired at prices below current levels. Increases in selling, general, and administrative expenses in the first quarter of 2004 versus the comparable period in 2003 were primarily due to increased provisions for incentive and retirement compensation, an increased allowance for uncollectible accounts receivable, as well as increases in health care and general liability insurance.

Other Expense (net) was approximately $800 thousand higher in the first quarter of 2004 than in the first quarter of 2003 due primarily to restructuring related expenses, a product liability matter, a small fire in one of the Company's manufacturing plants and the non-recurrence of some credits that had benefited the results in the first quarter of 2003.

The Company's first quarter results were sufficient to allow achievement of the fixed charge coverage ratio covenant included in its revolving credit facility. MMI anticipates achieving the covenant test at the end of the second quarter of 2004 and thus eliminating a fifty (50) basis point interest rate assessment that has been incurred on borrowings under the facility since May, 2003.

At April 3, 2004, MMI's net working capital was $123.9 million. This balance included $3.9 million in cash. Since the end of fiscal year 2003, working capital increased $6.2 million. Accounts receivable increased $13 million, with inventories up $11 million. The primary offsetting factors were an increase of $15 million in accounts payable and accrued liabilities, and a $4.9 million receipt of refundable income taxes.

At April 3, 2004, excess availability under the revolving credit facility was $34.6 million. The amount borrowed under the revolving credit facility was $69.1 million. Since the interest payment on April 15, 2004, of $11.3 million to holders of the senior subordinated notes, excess availability has averaged approximately $28 million. The computed borrowing base is currently approximately $125 million and is expected to continue to increase as higher priced steel is introduced into inventory.

Capital expenditures in the first quarter were $1.8 million. The Company's plan for such expenditures for all of 2004 is approximately $9 to $11 million, some of which may be financed by capital lease obligations.

Statements made in this Current Report on Form 8-K and news release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions ("Factors") which are difficult to predict. Some of the Factors that could cause actual results to differ materially from those expressed in the forward-looking statements include, but are not limited to: the cyclical nature of the Company's business; national and regional economic conditions in the U.S.; seasonality of the Company's operations; levels of construction spending in major markets; supply/demand structure of the industry; competition from new or existing competitors; unfavorable weather conditions during peak construction periods; changes in and implementation of environmental and other governmental regulations; our ability to successfully identify, complete and efficiently integrate acquisitions; our ability to successfully penetrate new markets; and other Factors disclosed in the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission. In general, the Company is subject to the risks and uncertainties of the construction industry and of doing business in the U.S. The forward-looking statements are made as of this date and the Company undertakes no obligation to update them, whether as a result of new information, future events or otherwise.

The information in this Current Report on Form 8-K, including the exhibits, is furnished pursuant to Item 9 and shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities under that Section. Furthermore, the information in this Current Report on Form 8-K, including the exhibits, shall not be deemed to be incorporated by reference into the filings of the Company under the Securities Act of 1933, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MMI PRODUCTS, INC.
Date: May 12, 2004	By: /s/ Robert N. Tenczar
Robert N. Tenczar, Vice President and Chief Financial Officer